EXHIBIT 5.1
OPINION AND CONSENT OF GENERAL COUNSEL
November 20, 2020
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309
Ladies and Gentlemen:
I am providing this opinion in connection with the Registration Statement of Meredith Corporation, an Iowa corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance of up to 500,000 shares of Common Stock, par value $1.00 per share, of the Company (the “Shares”) pursuant to the Meredith Corporation Employee Stock Purchase Plan (the “Plan”).
I have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; and (iv) the corporate proceedings relating to the authorization for the issuance of the Shares pursuant to the Plan.
In addition to the examination outlined above, I have conferred with various officers of the Company and have ascertained or verified, to my satisfaction, such additional facts as I deemed necessary or appropriate for the purposes of this opinion. In my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, the genuineness of all signatures on documents reviewed by me and the legal capacity of natural persons.
Based on the foregoing, I am of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares under the Plan have been duly taken and, upon issuance pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable by the Company under the laws of the State of Iowa.
This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.
Notwithstanding the foregoing, I hereby consent to the references to me in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. I am admitted to the practice of law in the State of Iowa and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
Very truly yours,
/s/ John S. Zieser
John S. Zieser
Chief Development Officer,
General Counsel and Secretary